EXHIBIT 5.1


                      (Stibel & Toulan LLP Letterhead)


                                       June 24, 1999


China Peregrine Food Corporation
11300 US Highway 1, Suite 202
North Palm Beach, Florida 33408

      Re:  Registration Statement on Form SB-2

Ladies and Gentlemen:

      We are counsel for China Peregrine Food Corporation, a Delaware corporation ("China Peregrine"), in connection with the preparation of a Registration Statement on Form SB-2 of which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission"), for the sale by certain selling shareholders (the "Selling Shareholders") of 2,461,804 shares of China Peregrine's common stock (the "Common Stock").

      In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

      Based upon the foregoing, it is our opinion that:

      The shares of Common Stock being registered for the account of the Selling Shareholders have been validly issued, and are fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Interest of Named Expert and Counsel" in the Prospectus included in the Registration Statement.


                                       Sincerely yours,


                                       /s/ STIBEL & TOULAN LLP